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                                                                     EXHIBIT 5.1

             [PAUL, WEISS, RIFKIND, WHARTON & GARRISON LETTERHEAD]


                               September 24, 1999


Metromedia International Group, Inc.
One Meadowlands Plaza
East Rutherford, New Jersey 07073

                       Registration Statement on Form S-4
                    of Metromedia International Group, Inc.

Ladies and Gentlemen:


    In connection with the Registration Statement on Form S-4, as amended (File No.333-79325) (the "Registration Statement"), filed by Metromedia International Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on the date of this letter, as provided by the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested by the Company to render our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company's $210,631,376 aggregate principal amount at maturity of Series B 10 1/2% Senior Discount Notes due 2007 (the "Exchange Notes"). The Exchange Notes are to be offered in exchange for the Company's outstanding $210,631,376 aggregate principal amount at maturity of Series A
10 1/2% Senior Discount Notes due 2007 (the "Initial Notes"). The Initial Notes will be issued and sold by the Company as part of an offering exempt from registration under the Act pursuant to an Agreement to Exchange and Consent, dated as of May 18, 1999, by and among the Company, PLD Telekom Inc. and certain note holders named therein (the "Agreement to Exchange and Consent"). The Exchange Notes will be issued by the Company under the Indenture (the "Indenture") to be entered into by and between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"). Capitalized terms used in this letter and not otherwise defined have the respective meanings given those terms in the Registration Statement.


    In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

    1.  the Registration Statement;

    2. the form of Indenture included as Exhibit 4.10 to the Registration Statement;


    3. the form of the Exchange Notes included as Exhibit 4.11 to the Registration Statement; and


    4. the Agreement to Exchange and Consent included as Exhibit 10.53 to the Registration Statement.


    In addition, we have examined: (i) those corporate records of the Company as we have considered appropriate, including copies of its Restated Certificate of Incorporation, as amended, and Restated By-laws, as in effect on the date of this letter (collectively, the "Charter Documents"), and certified copies of resolutions of the board of directors of the Company relating to the Exchange Notes; and (ii) those other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.


    In our examination of the documents referred to above, we have assumed, without independent investigation, (i) the due authorization, execution and delivery of each of the Documents by each party to them other than the Company,
(ii) the enforceability of the documents reviewed by us against each party to them other than the Company, (iii) that the Exchange Notes will be substantially issued as described in the Registration Statement and in the form reviewed by us and that any information omitted from the form will be properly added, (iv) the genuineness of all signatures, (v) the authenticity of all documents submitted to us as originals, (vi) the conformity to the original documents
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of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, (vii) the authenticity of the latter documents; (viii) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we examined are accurate and complete, and (ix) the legal capacity of all individuals who have executed any of the documents which we examined.

    We have also assumed, without independent investigation, that (i) the Indenture will be duly authorized, executed and delivered by the Trustee, (ii) the Indenture will be a valid and binding obligation of the Trustee, (iii) the Exchange Notes will be issued in accordance with the Indenture as described in the Registration Statement and (iv) the Exchange Notes will be duly authenticated by the Trustee in accordance with the Indenture.

    In expressing the opinion set forth below, we have relied upon the factual matters contained in the representations and warranties of the Company made in the documents and in certificates of officers of the Company and upon certificates of public officials.

    Based on the foregoing, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

        1. The Indenture will represent a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be subject to (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        2. When issued, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

    Our opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

    We hereby consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.

                                          Very truly yours,


                                          /s/ Paul, Weiss, Rifkind, Wharton &
                                          Garrison
                                          PAUL, WEISS, RIFKIND, WHARTON &
                                          GARRISON